CONSULTING AGREEMENT

                    THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 2nd day of August, 2010 (the “Effective Date”), and is by and between Anavex Life Sciences Corp. A Nevada State Corporation (“Company”), and Mr. Tom Skarpelos, with an address at 1288 Alberni Street, Vancouver, B.C. (“Consultant”).

W I T N E S S E T H:

                    WHEREAS the Consultant is the founder and major shareholder of the Company and has considerable insight into the ongoing operations of the Company.

                    WHEREAS the Company wishes to engage the services of the Consultant to assist the Company in the advancement of drug candidates and corporate development.

                    AND WHEREAS Consultant wishes to perform such services among others for and on behalf of the Company and the Company desires to obtain and apply the expertise of the Consultant to the business of the company.

                    NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration (the receipt of which is hereby acknowledged by each of the parties hereto) the parties make the arrangements and acknowledgements hereinafter set forth:

1.           Consulting Services - The Company hereby retains the services of the Consultant and the Consultant hereby agrees to provide the consulting services (the “Services”) to the Company described in this Agreement, by providing such Services to benefit the Company and its determination and implementation of the Company's plans for its Business.

2.           Term - This Agreement is effective as of the Effective Date and shall remain in force, for a period of 1 (one) year.

3.           Compensation - In full consideration of the Consultant's Services hereunder, the Company shall compensate the Consultant a fee as follows:

               a. Pay to the Consultant a fee of US$15,000.00 per month.

4.           Non-Disclosure of Information Consultant acknowledges that by virtue of his position he will be privy to Company’s confidential information and trade secrets, as they may exist from time to time, and that such confidential information and trade secrets may constitute valuable, special, and unique assets of Company (hereinafter collectively “Confidential Information”). Accordingly, Consultant shall not, during the Term and for a period of one (1) year thereafter, intentionally disclose all or any part of the Confidential Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor shall Consultant and any other person by, through or with Consultant, during the term and for a period of one (1) year thereafter, intentionally make use of any of the Confidential Information for any purpose or for the benefit of any other person or entity, other than Company, under any circumstances.

5.           Insider Trading – Consulting has received the Insider Trading Policy of the Company and agrees to execute and abide by said Policy.

                    IN WITNESS WHEREOF, each of the parties hereto has executed as of the date first herein above written.

COMPANY:	CONSULTANT:

Anavex Life Sciences Corp.	/s/ Tom Skarpelos
Mr. Tom Skarpelos
By:/s/ Harvey Lalach
Harvey Lalach
President

By: /s/ Cameron Durrant
Cameron Durrant
Executive Chairman